Erik A. Ostensoe, P. Geo.
4306 West 3rd Avenue,
Vancouver, British Columbia
Canada V6W 1K8

January 24, 2006

CONSENT OF GEOLOGICAL CONSULTANT

I, Erik A. Ostensoe of Vancouver, British Columbia, Canada, do hereby consent to the use, in the registration statement of Atlin Mineral Exploration Corp. on Form SB-2 of my geological report dated November 20, 2005, entitled “Report and Recommendations DM 1-8 and M 1-8 Claims”, and concur with the summary of the information in the report disclosed in the registration statement. I also consent to the reference to me under the heading “Interests of Named Experts and Counsel” in such registration statement.

/s/ Erik A. Ostensoe

Erik A. Ostensoe, P. Geo.